EXHIBIT 99.1



          Horizon Health Announces Second Quarter Results

    LEWISVILLE, Texas--(BUSINESS WIRE)--April 9, 2007--Horizon Health Corporation (NASDAQ:HORC) today announced financial results for the quarter ended February 28, 2007. On December 20, 2006, Horizon entered into an Agreement and Plan of Merger with Psychiatric Solutions, Inc. (NASDAQ:PSYS) ("PSI") pursuant to which Horizon will be acquired by PSI and Horizon stockholders will receive $20 cash for each share of Horizon common stock they hold (the "PSI Transaction"). As noted below, the financial results for the three months and six months ended February 28, 2007, were significantly affected by the expenses being incurred by Horizon in connection with the PSI Transaction, which has not yet been consummated.

    For the three months ended February 28, 2007, revenues increased 11.4% to $71.4 million compared with revenues of $64.1 million for the same quarter in the previous year. Income from continuing operations decreased to $55,000 compared with income from continuing operations of $1.64 million, or $0.11 per diluted share, for the same quarter in the previous year. Income from continuing operations for the current year quarter included $1.84 million (after tax) in expenses incurred in connection with the PSI Transaction. Income from continuing operations excluding transaction fees was $1.89 million, a 15.2% increase over the same quarter in the previous year, or $0.12 per diluted share.

    For the six months ended February 28, 2007, revenues increased 18.0% to $145.2 million compared with revenues of $123.0 million for the same period in the previous year. Income from continuing operations decreased to $3.4 million, or $0.22 per diluted share, compared with income from continuing operations of $4.88 million, or $0.32 per diluted share, for the same period in the previous fiscal year. Income from continuing operations for the current year to date included $1.97 million (after tax) in expenses incurred in connection with the PSI Transaction. Income from continuing operations excluding transaction fees was $5.36 million, a 9.8% increase over the same quarter in the previous year, or $0.35 per diluted share.

    With respect to the Horizon Service Groups (its reportable business segments),

(a) EBITDA(1) for Hospital Services for the quarter was $4.53 million, an increase of 70% over the same period in the prior year, primarily as a result of acquisitions that were made in January and February 2006. Financial results for the quarter were materially affected by financial results at three facilities being below Horizon's expectations for the quarter. In addition, two facilities had a delay in the anticipated opening of additional beds. The additional beds for both of those facilities are expected to open in April 2007. Also, construction continues at an additional facility and an expansion of one existing facility. The additional facility is expected to open in July 2007 and the expansion is expected to open in November 2007.

          (1) EBITDA is a presentation of "earnings before interest, taxes, depreciation and amortization." EBITDA may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA is a non-GAAP financial measure and should not be considered an alternative to operating income or net income in measuring financial results. Attached is a reconciliation of income from continuing operations to EBITDA.

(b) EBITDA for Contract Management Services for the quarter was $6.27 million, a decrease of 8.1% from the same period in the prior year. Contract Management Services anticipates opening five additional contracts in the period April 1, 2007 to May 31, 2007 with anticipated annual margins of approximately $1.0 million in the aggregate. Of the 116 signed contracts Horizon had at August 31, 2006, five contracts have terminated however three new contracts have been signed. There were two contracts signed but unopened at August 31, 2006 that required Certificate of Need ("CON") approvals. One CON has been approved and the contract location is anticipated to open in December 2007. Of the 10 highest margin contracts up for renewal in fiscal 2007, nine have been renewed at margins in line with expectations, and the tenth is up for renewal in the fourth quarter.

(c) EBITDA for EAP Services for the quarter was $1.49 million, an increase of 40.2% over the same period in the prior year. Included in the second quarter results was $325,000 in legal expense accrued for a lawsuit settlement consummated in March 2007.

    Horizon further announced that, as a result of the proposed PSI Transaction and the expenses that have been incurred in connection with that transaction, its 2007 fiscal year earnings guidance is no longer applicable.

    As previously announced, Horizon stockholders adopted the merger agreement with PSI at a special meeting held on March 28, 2007. The closing of the transaction remains subject to certain regulatory approvals, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Horizon Health and PSI received a request for additional information, commonly referred to as a "Second Request," from the Federal Trade Commission ("FTC") on February 12, 2007. Both parties are in the process of responding to the Second Request. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Horizon Health and PSI have certified substantial compliance with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The closing of the transaction is also subject to satisfaction of other customary closing conditions. The transaction is expected to be completed in the second calendar quarter of 2007.

    About Horizon Health

    Horizon Health is an owner of behavioral health facilities and a leading manager of clinical services for acute care hospitals and employers. Horizon Health (i) operates freestanding behavioral health hospitals providing behavioral health care for children, adolescents and adults; (ii) provides contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals; and (iii) provides employee assistance programs to employers.

    At February 28, 2007, Horizon Health owned/leased 15 behavioral health care facilities with approximately 1,571 licensed beds in 11 states. Additionally, Horizon Health had 91 behavioral health program management contracts and 23 physical rehabilitation program management contracts with acute care hospitals located in 36 states; 101 CQI+ mental health outcomes measurement contracts; and 847 contracts to provide employee assistance program services covering in excess of 5.0 million lives.

    Forward Looking Statements

    This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Horizon Health's current views as to future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "expect," "will be," "intend," "believe," "look to" and other words and terms of similar meaning in conjunction with a discussion of future expectations.

    These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to satisfy one or more conditions to the completion of the merger, including the expiration or termination of the waiting period under the HSR Act and the receipt of other required regulatory approvals;
(3) the failure by PSI to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; and (4) other risks that are set forth in the "Risk Factors" section and elsewhere in Horizon Health's SEC filings, copies of which may be obtained by contacting Horizon Health's investor relations department via its website www.horizonhealth.com. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Horizon Health's ability to control or predict.

    Forward-looking statements speak only as of the date made. Horizon Health undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Horizon Health.

                            HORIZON HEALTH
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                   Three Months     Six Months Ended
                                  Ended February       February 28,
                                        28,
                                 -------------------------------------
                                  2007     2006      2007      2006
                                 -------------------------------------
                                    (Unaudited)        (Unaudited)
Revenues                         $71,431  $64,123  $145,205  $123,034

Cost of services                  55,018   50,705   109,868    96,355
Selling, general and
 administrative                    6,104    6,790    12,965    13,835
Cost associated with pending
 merger transaction                1,918      ---     2,145       ---
Provision for doubtful accounts    3,244    1,954     5,605     1,775
Depreciation and amortization      1,696    1,280     3,329     2,424
                                 -------------------------------------

Operating income                   3,451    3,394    11,293     8,645

Interest expense (net of interest
 and other income)                (2,252)    (677)   (4,511)     (695)
                                 -------------------------------------

Income before income taxes,
 minority interest and
 discontinued operations           1,199    2,717     6,782     7,950
Income tax provision               1,156    1,087     3,389     3,128
Minority interest, net               (12)      (5)        4       (54)
                                 -------------------------------------

Income from continuing operations     55    1,635     3,389     4,876

Income (loss) from discontinued
 operations, net                     361       29       381       (18)
                                 -------------------------------------

Net income                          $416   $1,664    $3,770    $4,858
                                 =====================================

Basic earnings per common share
  Continuing operations            $0.00    $0.11     $0.22     $0.33
  Discontinued operations           0.03     0.00      0.03      0.00
                                 -------------------------------------
                                   $0.03    $0.11     $0.25     $0.33
                                 =====================================

Diluted earnings per common share
  Continuing operations            $0.00    $0.11     $0.22     $0.32
  Discontinued operations           0.03     0.00      0.02      0.00
                                 -------------------------------------
                                   $0.03    $0.11     $0.24     $0.32
                                 =====================================

Weighted average shares
 outstanding
      Basic                       15,085   14,943    15,073    14,928
                                 =====================================
      Diluted                     15,521   15,425    15,455    15,420
                                 =====================================

                            HORIZON HEALTH
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 (Unaudited)
                                                  February    August
                                                   28, 2007   31, 2006
                                                 ---------------------
Cash                                                 $1,986    $3,043
Accounts receivable (net)                            46,895    40,856
Other current assets                                 15,524    20,524
                                                 ---------------------
Total current assets                                 64,405    64,423
Property and equipment (net)                         99,453   100,189
Goodwill and other intangible assets (net)          153,130   150,600
Other long-term assets                                2,037     2,428
                                                 ---------------------
Total assets                                       $319,025  $317,640
                                                 =====================

Current liabilities                                 $33,537   $35,982
Other liabilities                                     3,920     4,106
Long-term debt                                      102,998   105,935
Deferred taxes                                        9,942     8,108
                                                 ---------------------
Total liabilities                                   150,397   154,131
Minority interest                                     4,057     4,053
Stockholders' equity                                164,571   159,456
                                                 ---------------------
Total liabilities and stockholders' equity         $319,025  $317,640
                                                 =====================

                            HORIZON HEALTH
  RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND
                                EBITDAR
                             (Unaudited)
                            (In thousands)

                                      Three Months
                                          Ended      Six Months Ended
                                      February 28,     February 28,
                                     ---------------------------------
                                      2007    2006    2007     2006
                                     ---------------------------------
Income from continuing operations       $55  $1,635   $3,389   $4,876
Minority interest (net)                 (12)     (5)       4      (54)
Provision for income taxes            1,156   1,087    3,389    3,128
Interest expense (net of interest and
 other income)                        2,252     677    4,511      695
Depreciation and amortization         1,696   1,280    3,329    2,424
                                     ---------------------------------
EBITDA                                5,147   4,674   14,622   11,069
Rents                                 1,177     654    2,331    1,252
                                     ---------------------------------
EBITDAR                              $6,324  $5,328  $16,953  $12,321
                                     =================================

                            HORIZON HEALTH
 RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO INCOME FROM
           CONTINUING OPERATIONS EXCLUDING TRANSACTION FEES
                             (Unaudited)
                            (In thousands)

                                        Three Months     Six Months
                                            Ended           Ended
                                        February 28,    February 28,
                                       -------------------------------
                                        2007    2006    2007    2006
                                       -------------------------------
Income from continuing operations         $55  $1,635  $3,389  $4,876
  Transaction fee, net of tax           1,836       -   1,972       -
                                       -------------------------------
Income from continuing operations
excluding transaction fees             $1,891  $1,635  $5,361  $4,876
                                       ===============================

                            HORIZON HEALTH
                       SUMMARY STATISTICAL DATA

                        Quarter  Quarter     Year     Year     Year
                          Ended    Ended     Ended    Ended    Ended
                        February  November  August    August   August
                           28,      30,       31,       31,      31,
                         2007      2006    2006 (1)  2005 (2) 2004 (3)
                        ----------------------------------------------
Owned/Leased
 Freestanding
 Behavioral Health
 Hospitals:
Total net revenues (in
 thousands)             $45,974   $47,115  $158,333  $60,578  $10,069
Number of facilities in
 operation at period
 end                         14        14        14        5        2
Licensed Beds             1,571     1,571     1,556      833      267
Weighted average
 available beds           1,419     1,416     1,108      363      177
Patient days             93,836    94,659   299,797  100,396   19,639
Admissions                5,676     5,895    18,984    6,745    1,041
Average length of stay     16.5      16.1      15.8     14.9     18.9
Revenue per patient day    $490      $498      $528     $603     $513
% Occupancy based on
 weighted average
 available beds            73.0%     73.5%     74.1%    75.8%    72.5%
EBITDA Margin (4)          10.4%     14.8%     13.1%    14.5%    19.4%
EBITDAR Margin (4)         11.7%     16.0%     14.5%    16.2%    20.4%

Same Facility Results:
Net revenues (in
 thousands)             $27,091   $28,533   $36,162  $35,347      ---
Number of facilities at
 period end                   5         5         2        2      ---
Licensed beds               830       830       264      264      ---
Available beds              739       735       241      241      ---
Patient days             46,115    47,200    70,509   70,282      ---
Admissions                3,178     3,473     3,288    3,231      ---
Average length of stay     14.5      13.6      21.4     21.8      ---
Revenue per patient day    $587      $605      $513     $503      ---
Occupancy based on
 weighted average
 available beds            69.3%     69.8%     80.2%    79.9%     ---
EBITDA Margin (4)          12.0%     18.8%     26.1%    19.7%     ---
EBITDAR Margin (4)         13.4%     20.1%     26.6%    20.6%     ---

EAP Covered lives (in
 thousands)               5,032     4,841     4,860    4,244    3,569

Number of Contract
 Locations (5):
Contract locations in
 operation                  102       105       107      123      132
Contract locations
 signed and unopened         12        10         9       12        8
                        ----------------------------------------------
Total contract
 locations                  114       115       116      135      140
                        ==============================================

    (1) During fiscal year 2006, the Company operated the Copper Hills Youth Center for eight months, Kingwood Pines Hospital for seven and a half months, six Focus/Lighthouse facilities for seven months, and the Focus Healthcare of Delaware facility for five months. All other facilities were operated for the full year.

    (2) During fiscal year 2005, the Company operated Michiana
Behavioral Health Center and Poplar Springs Hospital for the full year, Laurelwood Hospital for eight months, Friends Hospital for two months, and River Park Hospital for one month.

    (3) During fiscal year 2004, the Company operated Michiana
Behavioral Health Center for five months and Poplar Springs Hospital for three months.

    (4) EBITDA is a presentation of "earnings before interest, taxes, depreciation and amortization." EBITDAR is a presentation of "earnings before interest, taxes, depreciation, amortization, and rent." EBITDA and EBITDAR are important financial measures that are used by the Company's operations management to compare the performance of our owned and leased facilities. The calculation of EBITDA and EBITDAR for the Hospital Services Division presented above does not include an allocation for corporate overhead expenses. For the periods presented above, EBITDA and EBITDAR for the Hospital Services Division are calculated as follows:

                          Quarter   Quarter
                            Ended     Ended
                           February  November  For the Fiscal Years
                             28,       30,        Ended August 31,
                                              ------------------------
                            2007      2006     2006     2005    2004
                          --------------------------------------------
Income before income
 taxes                      $1,132    $3,352   $9,647  $6,484  $1,598
Interest expense (net of
 interest and other
 income)                     2,233     2,001    4,525     ---     ---
Depreciation and
 amortization                1,165     1,103    3,959   1,444     344
                          --------------------------------------------
EBITDA                       4,530     6,456   18,131   7,928   1,942
Hospital division
 overhead                      266       494    2,617     883      11
                          --------------------------------------------
Adjusted EBITDA              4,796     6,950   20,748   8,811   1,953
Rent                           597       597    2,150   1,023      98
                          --------------------------------------------
Adjusted EBITDAR            $5,393    $7,547  $22,898  $9,834  $2,051
                          ============================================

    (5) Includes only the Company's behavioral health and physical rehabilitation management contracts.


    CONTACT: Horizon Health Corporation
             John Pitts, 972-420-8222
             Executive Vice President
             and Chief Financial Officer